Exhibit 99.1

Ocean Power Technologies Announces Changes to Board of Directors

●	Appointment of Eileen M. Competti
●	Retirement of Dr. George W. Taylor

Pennington, NJ – April 30, 2014 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”), today announced the election of Eileen M. Competti to the Company’s Board of Directors. In addition, the Company announced the retirement of Dr. George W. Taylor from the Board of Directors.

Ms. Competti is currently Vice President, Global Competitiveness for The Babcock & Wilcox Company (NYSE:BWC) (BWC), a leader in clean energy technology and services, primarily for the nuclear, fossil and renewable power markets, as well as a premier advanced technology and mission critical defense contractor. Ms. Competti has more than 25 years’ experience in global energy businesses, having served in various technical, operational, managerial and strategic growth-focused roles. In addition, Ms. Competti serves as lead American director for Halley & Mellowes Australasia, which is a joint venture of BWC.

“In recognition of his role as a co-founder of OPT and his many years of service to the Company, George has received the honorary title of “Chairman Emeritus,” and we thank him for his important contributions to the Company, said Charles F. Dunleavy, Chairman and Chief Executive Officer of OPT. “We will also continue to have access to George’s experience and knowledge with his service as a consultant to the Company. As George retires from the OPT board, we are pleased to announce that Eileen Competti is joining the Board of Directors. She brings strong experience in the energy and power generation business as well as management experience in international markets including Australia and Europe. Her background as an industrial engineer will also benefit OPT as we continue to improve our technology and grow our business.”

A biography of Eileen Competti is available on the Company’s website at www.oceanpowertechnologies.com.

About Ocean Power Technologies

Ocean Power Technologies, Inc. (Nasdaq: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a strong track record in the advancement of wave energy and participates in an estimated $150 billion annual power generation equipment market. OPT’s proprietary PowerBuoy® system is based on modular, ocean-going buoys that capture and convert predictable wave energy into clean electricity. The Company is widely recognized as a leading developer of on-grid and autonomous wave-energy generation systems, benefiting from more than 15 years of in-ocean experience. OPT is headquartered in Pennington, New Jersey, USA with an office in Warwick, UK, and operations in Melbourne and Perth, Australia. More information can be found at www.oceanpowertechnologies.com.

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Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

Company Contact: Ocean Power Technologies, Inc. Mark A. Featherstone, Chief Financial Officer	Telephone: +1 609 730 0400